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                     EXHIBIT 10.1 to Third Quarter Form 10-Q


                             COMPENSATION AGREEMENT


Agreement entered into this 8th day of July, 1997 by and between ANDATACO, doing business at 10140 Mesa Rim Road, San Diego, CA 92121, and Peter W. Bell, hereinafter referred to as the Vice President of Worls Wide Sales or "Bell".

WHEREAS, the parties hereto are desirous of entering into an agreement setting forth the terms and conditions of compensation and commemorating the same in writing in connection with the development of Andataco's Sales;

Now Therefore, for valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


EMPLOYMENT AND DUTIES:

ANDATACO hereby employs Bell as the full time Vice President of World Wide Sales, exempt from all applicable overtime requirements, to sell and promote the sale of Andataco's Products.


TERRITORY AND CUSTOMERS:

Bell shall perform his/her aforementioned duties within the following territory, to wit: The World.


QUOTA

Bell will be tasked with the production of a cumulative minimum contribution margin ("CMCM") for all world wide sales personnel for whom he is responsible. The CMCM for the remainder of the Company's fiscal year ending October 31, 1997 attributable to Bell shall be as mutually agreed not later than August 1, 1997. The CMCM for the ensuing fiscal years shall be as approved by the Company's Board of Directors not later than the end of the first calendar month of said fiscal period.


COMPENSATION:

1. Bell shall be paid a salary of $12,500.00 per month pursuant to ANDATACO's normal payroll practices.

2. Bell will be eligible for ongoing bonus payments as per the bonus plan attached for the fourth quarter of FY 1997. These payments are based on the achievement of budgeted contribution margins.

3. All compensation hereunder shall be subject to Bell's indebtedness to ANDATACO arising under the following circumstances, to wit:
        a.  purchase of evaluation equipment.







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         b.    conditional purchase orders managed by Bell.

Provided, however, that such indebtedness must be specifically identified as being attributable to Bell prior to the time it is satistified against compensation.

4. Compensation shall be subject to deductions attributable to Federal and State taxes, and applicable insurance premiums.

5. ANDATACO shall pay, each month, a car allowance of $400.00. The Company shall pay for all customary and reasonable cellular expenses and business expenses, paid in accordance with the Company's normal payroll policies.


CONDITIONS OF SALE AND ACCEPTANCE OF ORDERS:

ANDATACO expressly reserves the right to adjust prices, set conditions of sales, and accept or reject orders.


MERGER:

This agreement shall supersede all prior commission agreements. However, all agreements between the parties hereto relative to confidentiality, proprietary information, employment, and the "Plan", shall specifically survive.

TERM OF AGREEMENT:

This agreement shall be automatically renewed on the anniversary date hereof for a like period unless otherwise terminated as hereinafter set forth.


TERMINATION:

Either party may terminate this agreement by providing the other written notice thereof. In the event of such termination:

1. Bell shall immediately provide ANDATACO with a detailed written status report of all customers, prospects, pending activities, and account contacts.

2. Bell shall immediately return all property belonging to ANDATACO, such as equipment, literature, customer files and correspondence, to the President.

3. Commissions earned, but unpaid hereunder, shall be paid at 100% commission rate, less any indebtedness. Commissions earned subsequent to termination shall be paid at 50% of the normal rate. Such ratable payments contemplate the intervention of another Bell in order to conclude the subject matter with minimal business interruption.












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NOTICE:

All notices hereunder shall be in writing and served in person or by certified mail at either parties principal place of business or residence. The postmark shall be considered as the date of notice.


ENTIRE AGREEMENT:

This agreement represents the entire understanding between the parties hereto, except as hereinbefore set forth, and shall inure to the benefit of their successors and assigns. Any modification must be in writing and executed by both parties. Nothing herein shall be construed as enabling Bell to bind ANDATACO.


SEVERABILITY:

Each term, condition, covenant or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect.


WAIVER:

A waiver by either party of a breach of provision or provisions of this agreement shall not constitute a general waiver, or prejudice the other party's right otherwise to demand strict compliance with that provision or any other provisions in this Agreement.


INCONSISTENCY:

The terms of this agreement shall prevail in the event of a conflict with any existing agreements or plans between the parties hereto.


CONSTRUCTION OF AGREEMENT:

This Agreement shall be construed according to the laws of the State of California.


DISPUTES AND ARBITRATION:

The parties agree that any disputes or questions arising hereunder, including the construction or application of this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in force. If the parties cannot agree upon an arbitrator with ten (10) days after demand of either party, either or both parties may request the American Arbitration Association to name a panel of five (5) arbitrators. Andataco shall strike the names of two (2) on this list; the Bell shall then strike two (2) names; and the remaining name shall be the arbitrator. The decision of the arbitrator shall be final and binding upon the parties, both as to law and to fact, and shall not be appealable to any court in any jurisdiction. The expenses of the arbitrator shall be shared equally by the parties, unless the arbitrator determines that the expenses shall be otherwise assessed.





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IN WITNESS WHEREOF, the parties have hereunto executed this agreement the day and year first above written.


ANDATACO:                                         BELL:



by: /s/ W. David Sykes                            by:/s/ Peter W. Bell


dated: 7/9/97                                     dated: 7/10/97